UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2008

StockerYale, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	000-27372	04-2114473
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

32 Hampshire Road Salem, New Hampshire	03079
(Address of principal executive offices)	(Zip Code)

(603) 893-8778

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2008, Timothy P. Losik was appointed the Chief Operating Officer and Chief Financial Officer of the Company, replacing Marianne Molleur, which appointment will be effective January 14, 2008. In connection with Mr. Losik’s appointment as Chief Operating Officer and Chief Financial Officer, the Company set Mr. Losik’s annual base salary at $200,000 and agreed to grant to Mr. Losik 150,000 shares of the Company’s common stock under the Company’s 2007 Stock Incentive Plan. The shares issued to Mr. Losik will be restricted and will vest at the rate of 25% on each anniversary of the date of grant until fully vested on the fourth anniversary of the date of grant.

From January 2007 to October 2007, Mr. Losik served as the Chief Financial Officer of Bluesocket, Inc. From April 2006 to July 2006, Mr. Losik served as the Vice President of Operations of Globalware Solutions, Inc. and from November 2004 to April 2006 he served as the Chief Financial Officer of Globalware Solutions, Inc. From September 2003 to April 2004, Mr. Losik served as an advisor to Omtool, LTD. for strategic initiatives. From November 2002 to September 2003, Mr. Losik served as the Chief Operating Officer and Chief Financial Officer of Omtool, LTD.

There are no family relationships between Mr. Losik and any director or other executive officer of the Company.

On January 7, 2008, in connection with Mr. Losik’s appointment, as described above, Marianne Molleur, the Company’s current Chief Financial Officer, was appointed the Vice President of Human Resources, which appointment will be effective on January 14, 2008. In connection with Ms. Molleur’s appointment as Vice President of Human Resources, her annual base salary will be appropriately adjusted.

Item 9.01	Financial Statements and Exhibits.

(d) The exhibit listed in the Exhibit Index below is filed with this report.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

StockerYale, Inc.
Date: January 11, 2008

	By:	/s/ Marianne Molleur
Marianne Molleur
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter, dated as of December 18, 2007 and effective as of January 7, 2008, by and between the Registrant and Timothy P. Losik.